Exhibit 10.1

DFC GLOBAL CORP.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF December 5, 2012

DFC GLOBAL CORP.

DEFERRED COMPENSATION PLAN

This DFC Global Corp. Deferred Compensation Plan (the “Plan”), was originally adopted by DFC Global Corp., a Delaware corporation (the “Company”), effective December 31, 2004, and was established, and continues to exist, for the purpose of attracting high quality executives and promoting in its key executives increased efficiency and an interest in the successful operation of the Company. The Company amended and restated the Plan effective as of January 1, 2009 in order to make certain design changes and to reflect final regulations under IRC Section 409A. The Company hereby amends and restates the Plan, effective December 5, 2012, to make certain design changes.

The Company reserves the right to amend the Plan, either retroactively or prospectively, in whatever manner is required to achieve and maintain compliance with the requirements of applicable law.

The Plan is an unfunded program and has been established by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE 1

Definitions

1.1 Account(s) shall mean the Retirement Account and Scheduled Distribution Accounts, and any additional accounts established by the Administrator for administrative convenience or otherwise for one or more Participants pursuant to ARTICLE 3 of the Plan. Deferrals shall be allocated to the Retirement Account or the Scheduled Distribution Account(s), as elected by the Participant. Company Contributions under Section 2.5 shall be allocated to the Retirement Account. Company Contributions under Section 2.6 shall be allocated to the Retirement Account or the Scheduled Distribution Account(s), as elected by the Participant.

1.2 Administrator shall mean the Company. From time to time the Chief Executive Officer of the Company shall delegate to one or more individuals or to a committee the responsibilities of the Administrator under the Plan.

1.3 Affiliate shall mean any company that (i) is included as a member with the Company in a controlled group of corporations, within the meaning of IRC Section 414(b); (ii) is a trade or business (whether or not incorporated) included with the Company in a group of trades or business under common control, within the meaning of IRC Section 414(c); or (iii) is required to be aggregated with the Company pursuant to IRC Section 414(m) or 414(o) and regulations thereunder.

1.4 Base Salary shall mean the Participant’s base annual salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.5 Beneficiary shall mean the person(s) or entity designated as such in accordance with ARTICLE 11 of the Plan.

1.6 Bonus shall mean amounts paid to the Participant by the Company annually in the form of discretionary or incentive compensation or any other bonus designated by the Administrator, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.7 Change in Control shall mean a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Treasury Regulation sections 1.409A-3(i)(5)(v), (vi) and (vii).

1.8 Company shall have the meaning given to such term in the introductory paragraph of the Plan.

1.9 Company Contribution shall mean the credits by the Company to the Participant’s Accounts pursuant to Sections 2.5 and 2.6 of the Plan.

1.10 Contribution Limitations shall mean any reductions in contributions made on behalf of a participant to the Qualified Plan due to (i) the application of IRC Section 401(k) or (m) or due to an election to defer Base Salary or Bonus under the Plan, but excluding any reductions arising from the dollar limit under IRC Section 402(g)(1); (ii) the limit on compensation taken into account under IRC Section 401(a)(17) in calculating employer or employee contributions for the Qualified Plan; or (iii) the maximum allocations permitted under the Qualified Plan under IRC Section 415(c). The impact of such limits on the Participant for purposes of this Plan shall be determined by the Administrator based upon reasonable estimates, and after taking into account amounts distributed from the Qualified Plan to the Participant as a result of the application of the IRC Section 401(k) and (m) testing, and shall be final and binding as of the date the Company Contribution is credited to the Participant’s Account. No subsequent adjustments shall be made to increase Company Contributions under this Plan as a result of any adjustments ultimately required under the Qualified Plan due to actual employee contributions or other factors.

1.11 Crediting Rate shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrator pursuant to ARTICLE 3 of the Plan.

1.12 Deferrals shall mean Base Salary and Bonus deferrals elected by the Participant pursuant to ARTICLE 2 of the Plan.

1.13 Disability shall mean (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Administrator may require that the Participant submit to an examination by a competent physician or medical clinic selected by the Administrator on an annual basis to confirm Disability. For purposes of the first sentence of Section 6.1, “Disability” shall mean any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, when such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

1.14 Eligible Employee shall mean an executive of the Company who is based and working in the United States, and is selected by the Administrator to be eligible to participate in the Plan.

1.15 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16 IRC shall mean the Internal Revenue Code of 1986, as amended.

1.17 Financial Hardship shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under IRC Section 409A(a)(2)(v) and applicable Treasury Regulations.

1.18 Participant shall mean an Eligible Employee who has elected to participate in the Plan and has completed a Participant Election Form pursuant to ARTICLE 2 of the Plan.

1.19 Participant Election Form shall mean the written agreement to make a Deferral submitted by the Participant to the Administrator on a timely basis pursuant to ARTICLE 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.20 Performance-Based Compensation shall mean “performance-based compensation” within the meaning of Treasury Regulation section 1.409A-1(e).

1.21 Plan Year shall mean the calendar year.

1.22 Qualified Plan shall mean an IRC Section 401(k) or other retirement plan qualified under the IRC which is sponsored by the Company in the relevant Plan Year and is designated by the Administrator to be taken into account for purposes of the calculation of Company Contributions made to this Plan.

1.23 Retirement shall mean Separation from Service on or after the Retirement Eligibility Date.

1.24 Retirement Account shall mean the Account established for amounts payable on or after Separation from Service pursuant to ARTICLES 3 and 4 of the Plan.

1.25 Retirement Eligibility Date shall mean the date on which the Participant attains age sixty-five (65).

1.26 Scheduled Distribution shall mean the distribution date or dates elected by the Participant pursuant to ARTICLE 7 of the Plan.

1.27 Scheduled Distribution Account shall mean an Account established for amounts payable in the form of a Scheduled Distribution pursuant to ARTICLES 3 and 7 of the Plan.

1.28 Separation from Service shall mean the Participant’s termination of employee status for any reason, including (without limitation) by reason of a voluntary termination or resignation, an involuntary termination or retirement, and shall be determined in accordance with the applicable standards established pursuant to IRC Section 409A and the regulations thereunder.

1.29 Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be the last day of January of the Plan Year following the year in which the event triggering the payout occurs. In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death. Notwithstanding the foregoing or any other provision of the Plan, if a Participant is a Specified Employee and the payment is being made on account of Separation from Service, payment shall be made or begin promptly following the earlier of (i) the last day of the sixth (6th) complete calendar month following the Participant’s Separation from Service, or (ii) the Participant’s death.

1.30 Specified Employee shall mean an employee of the Company or an Affiliate who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or an Affiliate having annual compensation greater than $130,000 (adjusted for inflation as described in IRC Section 416(i)), (ii) a five percent owner of the Company and its Affiliates, or (iii) a one percent owner of the Company and its Affiliates who has annual compensation from the Company and its Affiliates greater than $150,000. The number of officers who are considered Specified Employees shall be limited to 50 employees, as described in IRC Section 416(i), and shall exclude employees who are nonresident aliens during the entire 12-month period ending on the identification date. The identification date shall be each December 31, and the determination of Specified Employees as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of who is a Specified Employee shall be made by the Administrator in accordance with IRC Section 416(i), the “specified employee” requirements of IRC Section 409A, and applicable regulations.

1.31 Treasury Regulations shall mean rules and regulations issued by the U.S. Department of Treasury, and to the extent applicable, shall also include IRS Notice 2005-1, IRS Notice 2006-33, and IRS Notice 2006-79.

1.32 Valuation Date shall mean the date through which earnings are credited and shall be as close to the payout or other event triggering valuation as is administratively feasible but in no event earlier than the last day of the month preceding the month in which the payout or other event triggering valuation occurs.

ARTICLE 2

Participation

2.1 Elective Deferral. Each year a Participant may elect to defer up to fifty percent (50%) of Base Salary and/or one-hundred percent (100%) of Bonus earned by the Participant during the Plan Year. The Participant’s election may take the form of (i) a whole percentage or specified dollar amount of Base Salary, or (ii) a whole percentage of Bonus. The Administrator may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason. Each year a Participant may elect to defer into this Plan any amounts elected by the Participant for deferral under the Qualified Plans which the Administrator determines may not be contributed to the Qualified Plan due to applicable Contribution Limitations, subject to IRC Section 409A and applicable Treasury Regulations. If a Participant is transferred to an international assignment during a Plan Year, the Participant’s Deferral election will continue in effect during such Plan Year, but the Participant will not be permitted to make a Deferral election for subsequent Plan Years until the Participant again becomes an Eligible Employee and otherwise satisfies the eligibility requirements of the Plan and IRC Section 409A.

2.2 Participant Election Form. In order to make a Deferral, an Eligible Employee must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the calendar year in which services are performed to earn such Base Salary or Bonus. Notwithstanding the foregoing, the Administrator may permit Eligible Employees hired during a Plan Year or newly eligible during a Plan Year to defer Base Salary earned through services performed during the balance of such Plan Year by submitting a Participant Election Form to the Administrator within 30 days of such newly Eligible Employee’s date of hire or the date he or she first becomes eligible to participate in the Plan. The election to participate shall apply only to the Eligible Employee’s Base Salary earned after the date of the election, consistent with IRC Section 409A. The Administrator may permit Eligible Employees hired during a Plan Year or newly eligible during a Plan Year prior to July 1 of such Plan Year to defer Bonus for such Plan Year by submitting a Participant Election Form to the Administrator prior to July 1 of such Plan Year, to the extent permitted by IRC Section 409A. Such election to participate with respect to the Bonus shall be effective only if the Administrator determines that the Bonus for such Plan Year is Performance-Based Compensation. Each Participant shall be required to submit a new Participant Election Form on a timely basis in order to change the Participant’s Deferral election for a subsequent Plan Year. If no Participant Election Form is filed during the prescribed enrollment period, the Participant shall be deemed to have elected not to make a Deferral of Base Salary or Bonus for such subsequent Plan Year.

2.3 Participant Election Irrevocable. The election to defer Base Salary or Bonus for a particular Plan Year shall be irrevocable after the beginning of the Plan Year except in the event of Separation from Service or as provided in ARTICLE 6, in the event of Disability, or ARTICLE 8, in the case of a Financial Hardship. Notwithstanding the foregoing, the Administrator, in its complete and sole discretion, may allow Participants to revise Deferral elections with respect to a Bonus at any time prior to the first day of the sixth (6th) month preceding the end of the performance period over which such Bonus is earned if the Administrator determines that the Bonus is Performance-Based Compensation and such revision is permissible under IRC Section 409A and applicable Treasury Regulations.

2.4 Elections Regarding Timing and Form of Payout. Except as provided in ARTICLE 9, at the time that a Participant makes a Deferral election with respect to a Plan Year, the Participant shall also designate the time and form in which such Deferral shall be distributed, together with all notional earnings thereon. A Participant may make one election for his or her Deferrals under Section 2.1, and a separate election for Company Contributions under Sections 2.5 and 2.6. If a Participant is eligible only for Company Contributions under Sections 2.5, the Participant shall make an election within 30 days of such Eligible Employee’s date of hire, or the date he or she first becomes eligible to participate in the Plan, as to whether to have his or her Retirement Account paid in a lump sum or installments, as provided in Section 4.1. All elections must provide for distribution to be made at a time and in a form that is consistent with the distribution options made available under the Plan and applicable law. An election with respect to the time and form of benefit distributions may not be changed, except as expressly provided for herein. A change election may not accelerate distributions but may delay distributions or change the form of payment only if all of the following requirements are met:

(a) the new election, which may only be made by a Participant while he is employed by the Company or an Affiliate, does not take effect until at least twelve (12) months after the date on which the new election is made;

(b) in the case of payments made on account of Separation from Service or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that original payment would otherwise have been made, absent the change election and in the case of a Scheduled Distribution, satisfies Section 7.1(c); and

(c) in the case of payments made according to a Scheduled Distribution, the new election is not made less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

Election changes made pursuant to this Section shall be made on written forms provided by the Administrator, and in accordance with rules established by the Administrator, and shall comply with all requirement of IRC Section 409A and applicable Treasury Regulations.

2.5 Company Qualified Plan Makeup Contribution. The Company shall make a Company Contribution on behalf of the Participant for each Plan Year in which the Participant makes a Deferral under this Plan which shall equal the maximum Company contributions that would have been provided to the Participant under the Qualified Plan had the Participant’s elective Deferral been contributed to the Qualified Plan without regard to any Contribution Limitations. The Company Contribution for each Plan Year shall be reduced by the amount of Company contributions actually credited to the Participant under the Qualified Plan for such Plan Year or paid to the Participant in cash from the Plan. Notwithstanding the foregoing, any changes in election by the Participant under the Qualified Plan shall not increase or decrease either the elective Deferrals under Section 2.1 or the Company Contributions under this Section 2.5 by an amount greater than the limit under IRC Section 402(g) in effect for the year for the Participant, nor shall the Participant’s action or inaction cause Company Contributions that are matching contributions to exceed 100 percent (100%) of the matching amounts that would be provided under the Qualified Plan absent any restrictions that reflect IRC limits on qualified plan contributions. All Company Contributions under this Section 2.5 shall be credited to the Participant’s Retirement Account.

2.6 Discretionary Company Contributions. The Company shall have the discretion to make additional Company Contributions to the Plan on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution regardless of whether Company Contributions are made on behalf of other Participants. Company Contributions under this Section 2.6 for a particular Plan Year shall be allocated to the Participant’s Retirement Account or to any Scheduled Distribution Account(s), as elected by the Participant. Absent a timely election, Company Contribution shall be allocated to the Retirement Account. Scheduled Distribution for amounts under this Section 2.6 may not be elected prior to the January of a Plan Year after the second (2rd) Plan Year beginning after the enrollment period in which such Scheduled Distribution is elected.

ARTICLE 3

Accounts

3.1 Participant Accounts. Solely for recordkeeping purposes, separate Accounts shall be maintained for each Participant. One Retirement Account and not more than five (5) Scheduled Distribution Accounts shall be maintained for the Participant and credited with the Participant’s Deferrals (as directed by the Participant) at the time such amounts would otherwise have been paid to the Participant. All Deferrals for a particular Plan Year shall be allocated to the Participant’s Retirement Account and/or to any Scheduled Distribution Account(s). Absent a timely election, Deferrals shall be allocated to the Retirement Account. Scheduled Distribution for Deferrals under this Section 3.1 may not be elected prior to January of a Plan Year after the second (2nd) Plan Year beginning after the enrollment period in which such Scheduled Distribution is elected. All Deferrals and Company Contributions credited to the Participant’s Retirement Accounts and Scheduled Distribution Account(s) under Sections 2.1, 2.5 and 2.6 shall be deemed to be credited with notional gains or losses as provided in Section 3.3 from the date the amount is credited to the Account through the Valuation Date.

3.2 Vesting of Accounts. All Deferrals credited to the Participant’s Retirement and Scheduled Distribution Accounts shall be fully vested at all times. Company Contributions credited to the Retirement Account pursuant to Section 2.5 intended to make up for limitations on contributions to the Qualified Plan, including notional earnings thereon, shall vest over the same period that Company contributions to the Qualified Plan vest. Discretionary Company Contributions credited to the Retirement Account and the Scheduled Distribution Account(s) made pursuant to Section 2.6, including notional earnings thereon, shall vest at such time and under such terms and conditions as may be specified by the Administrator at the time such amounts are credited to the Plan. In the event of Separation from Service as a result of

Retirement or death, or in the event of Disability, any unvested portion of the Participant’s Company Contributions may become fully or partially vested to the extent specified by the Administrator. Upon Separation from Service for any other reason, the Participant shall forfeit the unvested portion of his or her Company Contributions.

3.3 Crediting Rate. The Crediting Rate on amounts in a Participant’s Accounts shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Administrator. The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections at least quarterly. The Participant’s Account balances shall reflect the investments selected by the Participant. If an investment selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate. If the Participant fails to elect an investment alternative the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administrator. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrator for such purpose. Installment payments shall be recalculated annually by dividing the Account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

3.4 Statement of Accounts. The Administrator shall provide each Participant with statements at least quarterly setting forth the Participant’s Account balance as of the end of such quarter.

ARTICLE 4

Retirement Benefits

4.1 Retirement Benefits. In the event of the Participant’s Retirement, the Participant shall be entitled to receive an amount equal to the total vested balance of the Participant’s Retirement Account credited with notional earnings as provided in ARTICLE 3 through the Valuation Date. The benefits shall be paid in a single lump sum unless the Participant has made a timely election to have the benefit paid in annual installments over two, three, four or five, or ten years. Except as otherwise required for a Specified Employee, payments shall be made or begin on the Settlement Date following Retirement. Any Separation from Service on or after the Retirement Eligibility Date shall qualify as a Retirement for purposes of this Section 4.1.

4.2 Termination Benefit. Upon Separation from Service other than by reason of Retirement, Disability or death, the Company shall pay to the Participant a termination benefit equal to the vested balance of all of the Participant’s Accounts credited with notional earnings as provided in ARTICLE 3 through the Valuation Date. Except as otherwise required for a Specified Employee, payments shall be made or begin on the Settlement Date following Separation from Service. The termination benefits shall be paid in a single lump sum unless the

Participant has made a timely election to have the benefit paid in annual installments. The annual installments may be paid over a period of two, three, four or five years as elected by the Participant.

4.3 Small Benefit Exception. Notwithstanding the foregoing, on the date the Participant has a Separation from Service, in the event the sum of all benefits payable to the Participant is less than or equal to seventeen thousand dollars ($17,000), or such greater amount as is permitted under IRC Section 409A and the regulations hereunder, the Administrator shall pay such benefits in a single lump sum payable on the Settlement Date following the Participant’s Separation from Service.

ARTICLE 5

Death Benefits

5.1 Survivor Benefit. If the Participant dies prior to complete distribution of all of the Participant’s Accounts, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total vested balance on death of all of the Participant’s Accounts credited with notional earnings as provided in ARTICLE 3 through the Valuation Date. The death benefit shall be paid in a single lump sum on the Settlement Date following the date the Participant’s death is established by reasonable documentation.

ARTICLE 6

Disability

6.1 Disability. In the event of Disability, Deferral elections shall cease. In the event of a Disability, the Participant shall receive an amount equal to the total vested balance of all of the Participant’s Accounts in a lump sum. The Disability benefits shall be paid on the Settlement Date following the determination of Disability.

ARTICLE 7

Scheduled Distributions

7.1 Election. The Participant shall make an election on the Participant Election Form at the time of making a Deferral to take a Scheduled Distribution from the Account established by the Participant for such purpose, including any earnings credited thereon.

(a) Except as provided in ARTICLE 9, the Participant may elect to receive the Scheduled Distribution, to the extent scheduled to then be vested, in January of any Plan Year after the second (2nd) Plan Year beginning after the enrollment period in which such Scheduled Distribution is elected. Scheduled Distributions shall be paid in a lump sum unless the Participant has made a timely election to have the benefit paid in annual installments. The annual installments may be paid over a period of two, three, four or five years as elected by the Participant.

(b) The Participant may elect to make additional Deferrals into an existing Scheduled Distribution Account in subsequent Participant Election Forms but may only change a Scheduled Distribution date for an existing Account as provided in Section 2.4 of the Plan. The Participant may establish up to five (5) separate Scheduled Distribution Accounts for Deferrals under Section 3.1 with different Scheduled Distribution dates but shall not establish a sixth (6th) such Account until all of the funds in one of the first Scheduled Distribution Accounts have been paid out. There shall be no limit on the number of Scheduled Distribution Accounts for Company Contributions under Section 2.6.

(c) A Participant may not establish a Scheduled Distribution (including under Section 2.4 (a)-(c)) with a Settlement Date after the Participant reaches age 70.

7.2 Timing of Scheduled Distribution. The Scheduled Distribution shall be paid by the Company to the Participant in the form elected by the Participant beginning no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form, which may be before Retirement or after Retirement as provided in Section 7.1(c). In the event of Separation from Service prior to the Retirement Eligibility Date (other than due to Disability or death of the Participant), if such Separation from Service occurs prior to the date elected for the Scheduled Distribution, the Scheduled Distribution, to the extent vested, shall be paid in a single lump sum or in installments, as elected by the Participant, on the Settlement Date following Separation from Service, and any Scheduled Distributions that are already being paid out in installments shall continue to be paid in installments, and any unvested Scheduled Distributions shall be forfeited.

ARTICLE 8

Financial Hardship Distribution and Other Acceleration Events

8.1 Financial Hardship Distribution. Upon a finding that the Participant has suffered a Financial Hardship, subject to Treasury Regulations promulgated under IRC Section 409A, the Administrator may, at the request of the Participant, accelerate distribution of vested benefits in the amount reasonably necessary to alleviate such Financial Hardship, or approve cessation of Deferrals under the Plan for the remainder of the Plan Year. The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). A distribution under this Section 8.1 shall be made within 60 days following approval of the Financial Hardship, and will not be delayed to the Settlement Date. In the event a Participant receives a withdrawal under this Section, all Deferrals under the Plan will be suspended for the remainder of the Plan Year.

8.2 Other Acceleration Events. To the extent permitted by IRC Section 409A and the Treasury Regulations promulgated thereunder, notwithstanding the terms of a Deferral election or change election, distribution of all or part of a Participant’s Accounts may be made: (i) to the extent necessary to fulfill a domestic relations order (as defined in IRC Section 414(p)(l)(B); (ii) to the extent necessary to comply with a certificate of divestiture (as defined in IRC Section 1043(b)(2)); or (iii) to pay the Federal Insurance Contribution Act (“FICA”) tax imposed under IRC Sections 3101 and 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”) plus the income tax at source on wages imposed under IRC Section 3401 with respect to the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding IRC Section 3401 wages and taxes, provided that the total amount distributable under this Section 8.2 shall not exceed the sum of the FICA Amount and the income tax withholding related to such FICA Amount.

ARTICLE 9

Change in Control

9.1 Board Discretion to Provide for Distribution Upon a Change in Control. To the extent permitted by and in accordance with IRC Section 409A and the Treasury Regulations promulgated thereunder, in connection with, in anticipation of and contingent on a Change in Control, notwithstanding any other provision of the Plan or any Deferral election, the Board may exercise its discretion to terminate the Plan and distribute all the Accounts of each Participant in full and effect the revocation of any outstanding Deferral elections, provided that following a Change in Control, no amendment to the Plan shall change the applicability of this Section 9.1.

ARTICLE 10

Amendment and Termination of Plan

10.1 Amendment or Termination of Plan. Except as otherwise provided in Section 9.1, the Company may, at any time, without Participants’ consent, direct the Administrator to amend or terminate the Plan, subject to Treasury Regulations promulgated under IRC Section 409A, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan prior to the termination.

ARTICLE 11

Beneficiaries

11.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

11.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

11.3 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 12

Administration/Claims Procedures

12.1 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the Administrator and his or her delegee(s) from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons.

12.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

12.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, claimant or higher authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE 13

Conditions Related to Benefits

13.1 Nonassignability. No person entitled to benefits under the Plan shall have any right to transfer, assign, alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits prior to actual receipt of those benefits. The benefits payable under the Plan shall not, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person and shall not, to the maximum extent permitted by law, be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant or any other person. Notwithstanding the foregoing, any payments otherwise due the Participant hereunder may instead be assigned or distributed to his or her spouse or former spouse pursuant to the terms of any domestic relations order within the meaning of IRC Section 414(p)(1)(B) which is issued with respect to those Accounts, and the Participant shall cease to have any right, interest or entitlement to the portion of any payment or Account assigned or distributed to his or her spouse or former spouse in accordance with the terms of such order. To the extent permitted by such domestic relations order, the portion of the payment or Account assigned or distributable to the spouse or former spouse may be paid in an immediate lump sum distribution, provided the Participant is at the time fully vested in that portion.

13.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder,

13.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

13.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

13.5 Assumptions and Methodology. The Administrator shall establish the assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.

13.6 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

13.7 Section 409A Compliance. This Plan is intended to comply with the requirements of IRC Section 409A and regulations thereunder. Any provision of this Plan that is contrary to the requirements of IRC Section 409A and the regulations thereunder shall be null, void and of no effect and the Administrator shall interpret the Plan consistent with the requirements of IRC Section 409A, which shall govern the administration of the Plan in the event of a conflict between Plan terms and the requirements of IRC Section 409A and the regulations thereunder. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “deferred compensation” for purposes of IRC Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Participant unless otherwise permitted by Section 409A.

ARTICLE 14

Miscellaneous

14.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

14.2 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

14.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

14.4 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.5 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

14.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

14.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

14.8 Inability to Locate Participant or Beneficiary. It is the responsibility of a Participant to apprise the Administrator of any change in address of the Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant’s Account shall be forfeited to the Company.

14.9 Errors in Benefit Statement. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered.

14.10 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

14.11 Applicable Law. In the event any provision of, or legal issue relating to, this Plan is nor fully preempted by ERISA, such issue or provision shall be governed by the laws of the Commonwealth of Pennsylvania.

14.12 Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 5th day of December 2012.

DFC GLOBAL CORP.

/s/ Randy Underwood
By: Randy Underwood
Executive Vice President & Chief Financial Officer